Exhibit 4.2
Dated 7 October 2005
RIO TINTO LIMITED
SHARE SAVINGS
PLAN

• Adopted by Directors	29 August 2001
• Amended by Directors	30 May 2002, 2 August 2002, 18 September 2003, 5 October 2004 and 7 October 2005

TABLE OF CONTENTS

1	DEFINITIONS	1
2	OFFERS OF OPTIONS	4
3	APPLICATION FOR OPTIONS	5
4	SCALING DOWN	6
5	GRANT OF OPTIONS	6
6	LIMITS	7
7	EXERCISE	8
8	EXERCISE OF OPTIONS - SPECIAL CIRCUMSTANCES	8
9	TAKEOVERS AND REORGANISATIONS	9
10	NEW OPTIONS	10
11	EXERCISE OF OPTIONS	11
12	ADJUSTMENT OF OPTIONS	12
13	ADMINISTRATION	13
14	GENERAL	13
15	SHARE APPRECIATION RIGHT ALTERNATIVE	14
16	ALTERATIONS TO THIS PLAN	14
17	GOVERNING LAW	14
18	LANGUAGE OF PLAN	14
19	TERMINATION OR SUSPENSION OF THE PLAN	14

i

1	DEFINITIONS

1.1	In this Plan, the words and expressions set out below shall bear the following respective meanings, namely:

“Application Date” means in relation to any Offer, the date specified by the Directors as the last day for receipt of applications (which shall not be less than 14 days after the Offer Date).

“Application Form” means the form used by a Qualifying Employee who has received an Offer to confirm the amount he would like to save each month under his Savings Contract and the length of the Savings Contract.

“the Auditors” means the auditors for the time being of the Company.

“Australian Stock Exchange” means the Australian Stock Exchange Limited.

“Business Day” means a day on which the Australian Stock Exchange is open for the transaction of business.

“the Company” means Rio Tinto Limited, ACN 004 458 404.

“Control” has the meaning given to that term by section 50AA of the Corporations Act.

“Corporations Act” means the Corporations Act 2001 in force from time to time in Australia.

“Date of Grant” means the date on which the Directors resolve that an Option is granted.

“the Directors” means the Board of directors of the Company or a duly authorised committee of it.

“Employee” means an employee (including a director holding a salaried employment or office) of any member of the Group; and “Employment” and “ceasing Employment” shall have a corresponding meaning.

“Exchange Rate” means, as between two currencies, the wholesale markets spot rate closing price as quoted in The Australian Financial Review on any date determined by the Company or, any other published exchange rate determined by the Directors.

“Exercise Date” means the date when an Option is effectively exercised upon compliance with the provisions of Rule 11.1 below.

“Gain” means the amount by which the Market Value on the Exercise Date of the Option exceeds the Option Exercise Price.

“the Group” means the Company and the Participating Companies.

“Listing Rules” means the Listing Rules of the Australian Stock Exchange.

“Market Value” means in relation to an Ordinary Share on any day:
(a)	where shares of the same class are not admitted to the Australian Stock Exchange, its market value as determined by the Directors; and

(b)	where shares of the same class are so listed, the weighted average of the prices at which Ordinary Shares were traded on that day on the Australian Stock Exchange.
“Monthly Contribution” means the monthly contribution agreed to be paid by an Option Holder under a Savings Contract and calculated in accordance with the Application Form.

“New Option” means an Option granted pursuant to Rule 10.

“Notional Repayment Amount” means the amount of the aggregate Monthly Contributions which will have been paid under a Savings Contract at the Relevant Anniversary including, for the purposes of calculating the number of Ordinary Shares to be comprised in the Option, a bonus payment (referred to in these Rules as the “Bonus”) equal to such number of Monthly Contributions as determined by the Directors, not exceeding the equivalent of the bonus which would be payable if this Plan were a UK Inland Revenue approved savings-related share option scheme at the relevant Offer Date;

“Offer” means a general invitation to Qualifying Employees to apply for an Option.

“Offer Date” means the date on which an Offer is made.

“Old Option” means an Option released pursuant to Rule 10.4.

“Option” means a right to acquire Ordinary Shares granted to a Qualifying Employee under this Plan and for the time being subsisting.

“Option Holder” means a person holding an Option or, where the context requires or permits, his legal personal representatives.

“Option Exercise Price” means the price payable per Ordinary Share on exercise of an Option (expressed in Australian dollars), as determined by the Directors, being not materially less than 80 per cent of the average of the Market Values on the three Business Days immediately preceding the Offer Date or such other date determined by the Directors;

“Ordinary Shares” means fully paid Ordinary Shares in the capital of the Company for the time being.

“Participating Company” means any Subsidiary and any company in which the Company has Voting Power of not less than 20% and which the Directors have approved for participation in the Plan.

“this Plan” means this plan in its present form or as from time to time altered in accordance with the Rules.

“Qualifying Employee” means as at such date as the Directors may prescribe (being as near as conveniently practicable to the relevant Offer Date), any person who:
(a)	had immediately prior to that date been in the employment of a Participating Company and had been in such employment for a continuous period of at least six months (or such other period as the Directors may from time to time prescribe of not more than five years from the Date of Grant); and

(b)	is not then under notice of termination of such employment (whether given or received); and

(c)	is not eligible to participate in any other savings-related scheme operated by the Company at the date prescribed by the Directors as set out above; or
who is an Employee and is nominated individually or as a member of a class by the Directors as eligible to participate in the Plan.

No directors of the Company are eligible to participate unless such participation or the grant of an Option under this Plan to the director has been approved by shareholders in general meeting where such approval is required by law or under the Listing Rules.

“Registrar” means the registrar of the Company for the time being.

“Related Savings Contract” means in relation to any Option, a Savings Contract in respect of which a duly signed proposal is delivered to the Company in accordance with Rule 3.2.

“Relevant Anniversary” means in relation to any Related Savings Contract, the third or fifth anniversary, as the case may be and as specified at the date of the Offer, of its starting date (as postponed by reason of any failure to pay a contribution on or before its due date as permitted by these Rules.)

“Rules” means these rules as changed from time to time.

“Savings Contract” means a savings contract entered into under or in connection with the Plan, or any other savings related share option plan operated by the Company, with a Savings Institution nominated by the Directors.

“Savings Institution” means:
(a)	in relation to Offers received in Australia, the Australian authorised deposit taking institution(s) (being a body authorised under the Australian Banking Act 1959 to carry on business in Australia); or

(b)	in relation to Offers received outside Australia, the institution(s), appointed by the Directors to administer the Savings Contracts under the Plan from time to time.

“Share Appreciation Right” means the right to acquire the number of Shares as calculated in accordance with Rule 15.

“Subsidiary” has the meaning given to that term by Division 6 of Part 1.2 of the Corporations Act.

“Voting Power” has the meaning given to that term by section 610 of the Corporations Act.
1.2	References to Rules are to Rules of this Plan.

1.3	Special schedule(s)

The Rules of the Plan are subject, in the case of each Qualifying Employee, to any special schedules adopted by the Directors which are appropriate to the jurisdiction in which the Qualifying Employee is employed at the Date of Grant or such other provisions as the Directors notify him will apply.

1.4	Objects

The object of the Plan is to:
(a)	provide an incentive for Qualifying Employees to remain in their employment in the long term;

(b)	recognise the ongoing ability of Qualifying Employees and their expected efforts and contribution in the long term to the performance and success of the Group, and

(c)	provide Qualifying Employees with the opportunity to acquire Options, and ultimately Ordinary Shares, in accordance with these Rules.

1.5	Interpretation

Headings are for convenience only and do not affect the interpretation of these Rules and, unless the context otherwise requires:-
(a)	references to any legislation or any provision of any legislation includes any modification or re-enactment of the legislation or any legislative provision substituted for, and all legislation and statutory instruments and regulations issued under, the legislation;

(b)	words denoting the singular include the plural and vice versa;

(c)	words denoting a gender include the other genders;

(d)	reference to any document or agreement includes reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(e)	where any word or phrase is given a defined meaning in these Rules, any part of speech or other grammatical form of that word or phrase has a corresponding meaning, and

(f)	where any act or thing must be done on a particular day or within a particular period, that act or thing must be done before, and that period will end at, 5.00 pm Melbourne time on the relevant day.
2	OFFERS OF OPTIONS

2.1	Subject to the restrictions in this Plan, the Directors may from time to time make an Offer to some or all Qualifying Employees. Each Offer may be limited to such maximum number of Ordinary Shares over which Options may be granted as shall be specified by the Directors provided that this Rule will not oblige the Directors to make an Offer to Qualifying Employees in a territory where the Offer would be contrary to any laws or regulations applying to that territory.

2.2	Other than in circumstances considered by the Directors to be exceptional, an Offer shall only be made within the 42 days next following:
2.2.1	the preliminary announcement of the Company’s final or half-year results in respect of any financial year;

2.2.2	any day on which changes to the legislation or regulations affecting savings related share option plans are announced, effected or made.
2.3	The Directors may make an Offer by whatever means (whether by notice, advertisement, circular or otherwise and whether addressed to Qualifying Employees generally or individually) they think fit, provided always that any such Offer is made in accordance with the Corporations Act, the Listing Rules and the Company’s Constitution. Each Offer shall constitute an invitation to each Qualifying Employee to apply on or before the relevant Application Date for the grant of an Option over such number of Ordinary Shares as may be appropriate pursuant to the provisions of Rule 5. In making the Offer, the Directors shall specify and include in the Offer the following or details thereof:
2.3.1	eligibility;

2.3.2	the Option Exercise Price or how it is to be calculated and the currency in which it is to be paid;

2.3.3	the prescribed Application Form and the Application Date;

2.3.4	whether the Directors have exercised their discretion under Rule 15;

2.3.5	how the Notional Repayment Amount is calculated;

2.3.6	the length or lengths of the Savings Contracts that the Directors decide will apply in respect of that Offer and whether a Qualifying Employee will be able to choose the length of Savings Contracts applicable to him;

2.3.7	the maximum number, if any, of Ordinary Shares over which options may be granted to each Qualifying Employee in respect of this Offer;

2.3.8	the minimum and maximum Monthly Contributions which are payable under the Savings Contract;

2.3.9	a statement that if the Notional Repayment Amount is not sufficient for an Option Holder to exercise his Option to the full extent permitted, he is entitled to make up any shortfall from his own funds;

2.3.10	a summary or a copy of these Rules; and

2.3.11	any other information or documents required to be notified by the Corporations Act or the Listing Rules.
3	APPLICATION FOR OPTIONS

Each application for an Option must:

3.1	be made on the prescribed Application Form in accordance with any related instructions;

3.2	be accompanied by a duly signed proposal for a Savings Contract which will oblige the Qualifying Employee concerned to make contributions of an aggregate amount of not more and not less than that permitted under Rule 2.3.8 above, when aggregated with any Monthly Contribution he makes under any other Savings Contract. The minimum contribution will be determined by the Directors. The maximum contribution will be agreed in local currency (converted at the Exchange Rate) and will be the lesser of an amount determined by the Directors and an amount calculated by multiplying the Option Exercise Price by the maximum number of shares in Rio Tinto plc which may be acquired under The Rio Tinto plc Share Savings Plan; and

3.3	be accompanied by an authority for the contributions payable thereunder to be deducted from the Qualifying Employee’s remuneration and paid to the Savings Institution under the terms of the Savings Contract.

3.4	Terms of the Savings Contract
3.4.1	Monthly Contributions made by Qualifying Employees in response to Offers received in New Zealand will be held by the Company in trust for those Qualifying Employees in an account of the Savings Institution established solely for the purpose of depositing Monthly Contributions paid by those Qualifying Employees.

3.4.2	Monthly Contributions made by Qualifying Employees in response to all other Offers will be held in individual accounts of the Savings Institution established solely for the purpose of depositing those Monthly Contributions.
The interest earned on the Monthly Contributions paid by a Qualifying Employee shall also be credited to the relevant account established for that Qualifying Employee under this Rule 3.4.

3.5	Number of Ordinary Shares

Each Qualifying Employee’s application will be for an Option over the largest whole number of Ordinary Shares which can be acquired at the Option Exercise Price with the Notional Repayment Amount which would be available under his Savings Contract on the Relevant Anniversary.

3.6	Modification of application

If an application for a Savings Contract specifies a Monthly Contribution which, when added to any other Monthly Contributions already being made by the Qualifying Employee, under the Plan or contribution being made under any other savings-related share schemes operated by the Company, exceeds the maximum permitted (whether under Rule 6.1 or any limit specified in the Offer), the Directors are authorised to modify the Application Form to reduce the Monthly Contribution to the maximum amount permitted under the Rules.

4	SCALING DOWN

4.1	If following any Offer, valid applications are received for a total number of Ordinary Shares in excess of any maximum number specified by the Directors in that Offer or any limitation under Rule 6.2, the Directors shall scale down applications by taking, at their absolute discretion, any one or more of the following steps until the number of Ordinary Shares available equals or exceeds the number of Ordinary Shares applied for:
4.1.1	by reducing the proposed Monthly Contributions pro rata to an amount not less than the minimum specified in the Offer; or

4.1.2	by treating the Bonus as wholly or partly excluded from the calculation of the Notional Repayment Amount and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over the minimum Monthly Contribution specified in the Offer and then, so far as necessary, selecting by lot.
The Directors may apply such other procedure or modify the procedures described in this Rule 4 in such a manner as they see fit.

5	GRANT OF OPTIONS

5.1	The Company may, as soon as practicable after each Application Date but not later than 30 days (or 42 days if applications are scaled down) after the first date by reference to which the Market Value was established for the purpose of the relevant Offer, accept the application of a Qualifying Employee by granting to the Qualifying Employee who has applied for an Option pursuant to the relevant Offer (provided that he is then a Qualifying Employee and that his application has not been withdrawn) an Option at the applicable Option Exercise Price over the least of:
5.1.1	the number of Ordinary Shares which are the subject of such application;

5.1.2	any lesser number in respect of which such application is accepted in order to ensure, on a basis of equitable scaling down under Rule 4, that the total number of Ordinary Shares over which Options are granted pursuant to the related Offer does not exceed any number specified in that Offer; and

5.1.3	the number of Ordinary Shares over which an Option may be granted under Rule 6.1.

5.2	No payment shall be required for the grant of any Option. Each Option shall be granted by means of a resolution of the Directors and evidenced by a certificate or statement under the autographic or facsimile signature of a Director or the Secretary or any assistant or deputy Secretary of the Company.

5.3	Except for the transmission of an Option on the death of an Option Holder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Option Holder to any other person.

5.4	In the event of excess applications, each valid application for an Option and proposal for a Savings Contract shall be deemed to have been modified or withdrawn in accordance with the steps taken under Rule 4.

5.5	Restrictions on grant
5.5.1	No Option may be granted to anyone who, at the Date of Grant, is no longer a Qualifying Employee. Any purported grant in breach of this Rule is invalid.

5.5.2	Any Option which is purported to be granted in excess of the limits in Rule 6 will take effect as an Option which would not exceed those limits.

5.5.3	No Option may be granted if to do so would contravene the Constitution of the Company, the Corporations Act or any other applicable law or the Listing Rules and any purported grant of an Option under this Plan in breach of this Rule is invalid.
6	LIMITS

6.1	Individual Limits

No Qualifying Employee shall be granted an Option to the extent it would, at the proposed Date of Grant, cause the aggregate amount of his Monthly Contributions (calculated at the Exchange Rate on the Business Day immediately preceding the relevant Offer Date or such other date determined by the Directors) under all Savings Contracts to exceed the lesser of:
6.1.1	the amount detailed under Rule 3.2; and

6.1.2	the maximum Monthly Contribution specified by the Directors.
When calculating the limits under this Rule 6.1, the exchange rates (if any) which were used to calculate the limits for existing Monthly Contributions will continue to be the rates used to calculate the amount of those existing Monthly Contributions.

6.2	Plan Limits

The number of unissued Ordinary Shares which may be allocated under the Plan on any day must not, when aggregated with the number of Ordinary Shares issued or to be issued pursuant to each outstanding offer made under the Plan or any other employee share scheme extended only to employees or directors of the Company and of associated bodies corporate of the Company in the previous five years (but excluding any offers received by persons outside Australia or any other offer which was an ‘excluded offer’ (within the meaning of the Corporations Law as it stood prior to the commencement of Schedule 1 to the Corporate Law Economic Reform Program Act 1999) or did not require disclosure to investors because of section 708 of the Corporations Act) exceed 5% of the total number of Ordinary Shares in issue at the time of the relevant Offer under this Plan.

For the purposes of this Rule 6.2, a body corporate is an associated body corporate of the Company if:

(a)	the body corporate is a related body corporate of the Company; or

(b)	the body corporate has Voting Power in the Company of not less than 20%; or

(c)	the Company has Voting Power in the body corporate of not less than 20%.
7	EXERCISE

7.1	Save as provided in this Plan, an Option may be exercised only during the period of six months commencing on the Relevant Anniversary of the Related Savings Contract; and (notwithstanding any other provision of this Plan):
7.1.1	it may only (save as provided in Rule 8 or unless otherwise directed by the Directors) be exercised by a person who is at that time an Employee;

7.1.2	it may only be exercised if to do so would not contravene the Constitution of the Company, the Corporations Act or any other applicable law; and
any purported exercise of an Option under this Plan in breach of the foregoing is invalid.

Save as provided in Rule 8, in the event of an Option Holder ceasing to be an Employee all his Options shall thereupon cease and determine: Provided that, for the purposes of this Rule and Rules 8.2 and 8.3, no person shall be treated as ceasing to be an Employee until he ceases to be an employee or director of any of the Company, any member of the Group or Rio Tinto plc or any of its subsidiaries (and so, for the avoidance of doubt, if a person merely transfers employment or their position as a director between any of the foregoing, the person is treated as not ceasing to be an Employee).

7.2	If, before the earliest time when, in accordance with the provisions of this Plan, an Option Holder may exercise an Option he gives (or is deemed to have given) notice that he intends to stop paying contributions under a Related Savings Contract, such Option shall thereupon cease and determine, his Savings Contract will end and the balance in the account, plus accrued interest, if any, will be refunded to him.

8	EXERCISE OF OPTIONS — SPECIAL CIRCUMSTANCES

8.1	If an Option Holder dies whilst any Option remains in whole or in part available for exercise by him, such Option may be exercised in whole or in part at any time during the period of 12 months from the earlier of:
8.1.1	the date of his death; and

8.1.2	the Relevant Anniversary of the Related Savings Contract.
To the extent that any Option so exercisable is not exercised within such period, it shall thereupon cease and determine, unless otherwise determined by the Directors.

8.2	If an Option Holder ceases to be an Employee by reason of injury or disability (evidenced to the satisfaction of the Directors) or redundancy or retirement or by reason that he is an Employee of a company which ceases to be a member of the Group or his Employment relates to a business or part of a business which is transferred to a person who is not a member of the Group, or he is an Employee of the Group who is transferred to a person who is not a member of the Group, but is a Subsidiary or a company in which the Company has Voting Powers of not less than 20%, he may exercise any Option in whole or in part within six months thereafter. To the extent that any Option so exercisable is not exercised within such period, it shall thereupon cease and determine, unless otherwise determined by the Directors.

8.3	If after the third anniversary of the grant of an Option an Option Holder ceases to be an Employee in circumstances other than those specified in Rule 8.1 or 8.2 of this Rule but not by reason of dismissal as a result of disciplinary proceedings or misconduct, he may at the Directors’ discretion exercise any such Option in whole or in part within six months of such cessation. To the extent that any Option which is exercisable is not exercised within such period it shall cease and determine unless otherwise determined by the Directors.

8.4	Restrictions on exercise

Where an Option is exercisable early under Rules 8 or 9, it may only be exercised in respect of the number of Ordinary Shares produced by applying the following formula:

A x (B/C)

Where:

A = the number of Ordinary Shares comprised in the Option.

B = the number of whole months between the start of the Related Savings Contract and at the date the Option Holder ceases to be an Employee under the relevant provisions in Rules 8 or 9, subject to the limitation that B cannot exceed C.

C = the duration of the Savings Contract (had it been completed) expressed in months.

The remainder of the Option which cannot be exercised will lapse. A purported exercise to an extent greater than that provided above will be deemed to be an exercise only to the extent permitted.

9	TAKEOVERS AND REORGANISATIONS

9.1	If, (other than in the circumstances referred to in Rule 9.4), any person obtains Control of the Company as a result of making an offer to acquire shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, an Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

9.2	For the purpose of this Rule 9, a person shall be deemed to have obtained Control if he and others acting in concert with him have together obtained Control of the Company.

9.3	The Options shall not lapse on the expiry of the six month period unless the Directors shall give notice to the Option Holders before the end of the six month period that the Options shall lapse. Such notice must be given at least 28 days before the Options lapse.

9.4	If any person becomes bound or entitled to acquire Ordinary Shares under a takeover bid carried out in accordance with Chapter 6 of the Corporations Act, Options may be exercised at any time when that person remains so bound or entitled and shall lapse on the expiry of the period referred to in Rule 10.4.3, unless the Directors shall give notice to the Option Holders prior to the expiry of the relevant period that the Options shall not lapse.

9.5	If notice is given of a general meeting of the Company at which a resolution will be proposed for the voluntary winding-up of the Company, each Option Holder shall be entitled at any time prior to the commencement of such winding-up (within the meaning of section 513B of the Corporations Act) to exercise his Options in whole or in part as at such commencement and conditionally upon the commencement of the winding-up. Subject to that, all Options shall lapse on the commencement of the winding-up.

9.6	If, under Part 5.1 of the Corporations Act, the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, an Option may be exercised within six months of the court sanctioning the compromise or arrangement. To the extent that any Option so exercisable is not exercised within such period, it shall thereupon cease and determine.

10	NEW OPTIONS

10.1	This Rule 10 applies where a Company (The “Acquiring Company”):
10.1.1	obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by it or its Subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

10.1.2	obtains Control of the Company as a result of making a general offer to acquire all the Ordinary Shares (or such Ordinary Share as are not already owned by the Acquiring Company or its Subsidiary or holding company); or

10.1.3	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Part 5.1 of the Corporations Act; or

10.1.4	becomes bound or entitled to acquire Ordinary Shares in the Company under a takeover bid carried out in accordance with Chapter 6 of the Corporations Act.
10.2	Subject to the conditions referred to in Rule 10.3, where this Rule 10 applies, an Option Holder may, within the period referred to in Rule 10.4, by agreement with the Acquiring Company release his Old Option in consideration of the grant to him of a New Option over shares in the Acquiring Company or some other company as agreed between the Company and the Acquiring Company.

10.3	The conditions referred to in Rule 10.2 are as follows:
10.3.1	The total market value of the Ordinary Shares subject to the Old Option immediately before the release must be (as nearly as possible without giving rise to fractional entitlements) equal to the total market value (as so determined) immediately after the grant of the New Option of the shares in respect of which the New Option is granted.

10.3.2	the aggregate exercise price payable by the Option Holder upon the exercise in full of his New Option must be equal to the aggregate Option Exercise Price which would have been payable by him had he exercised in full his Old Option in respect of the total number of Ordinary Shares subject to the Old Option at the time of the release.
10.4	The period referred to in Rule 10.4 is the earliest of:
10.4.1	in a case falling within Rule 10.1.1 or 10.1.2, six months beginning with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied;

10.4.2	in a case falling within Rule 10.1.3, six months beginning with the time when the court sanctions the compromise or arrangement; and

10.4.3	in a case falling within Rule 10.1.4, the period during which the Acquiring Company remains so bound or entitled,

or such shorter periods as the Acquiring Company may determine.
10.5	Where an Option Holder is granted a New Option for release of his Old Option in accordance with this Rule 10 then:
10.5.1	the New Option shall be exercisable in the same manner and at the same time as the Old Option;

10.5.2	the New Option shall be subject to the provisions of the Plan as it had effect in relation to the Old Option immediately before the release except Rule 16; and

10.5.3	with effect from the release and grant Rules 1 and 7 to 18 (inclusive) shall in relation to the New Option, be construed as if references to the Company and Ordinary Shares were references to the Acquiring Company and shares in the Acquiring Company or, as the case may be, the other company in respect of whose shares the New Option is granted.
10.6	Where the Option Holder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him to be so deprived, or becomes bankrupt all of his Options shall lapse.

10.7	In the event of any conflict between any of the provisions in Rules 7, 8 and 9, the provision which results in the earliest lapsing of the Option shall prevail.

11	EXERCISE OF OPTIONS

11.1	To exercise an Option in whole or in part, an Option Holder must deliver to the Registrar or Savings Institution (as specified by the Directors from time to time):
11.1.1	a notice in written form acceptable to the body administering the Savings Contract, specifying such repayment as is due to it under the Relevant Savings Contract and the integral number of Ordinary Shares over which the Option is exercised;

11.1.2	evidence of the termination of the Related Savings Contract;

11.1.3	payment in full of the aggregate Option Exercise Price; and

11.1.4	the option certificate or statement covering the Ordinary Shares over which the Option is being exercised.
11.2	No Option shall be capable of exercise to the extent that the aggregate Option Exercise Price on such exercise exceeds the related Notional Repayment Amount less so much thereof as has already been taken into account upon the exercise of any Option.

11.3	No Option shall be capable of exercise in part (other than as to the full extent then exercisable) as to an aggregate number of Ordinary Shares of less than 125.

11.4	All allotments, issues and transfers of Ordinary Shares will be subject to such consents (if any) of such authorities as may for the time being be necessary in Australia or elsewhere. It shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

11.5	Ordinary Shares issued or transferred on exercise of an Option shall rank equally in all respects with the Ordinary Shares in issue on the Exercise Date. They shall not rank for any rights attaching to Ordinary Shares by reference to a record date preceding the Exercise Date.

11.6	The Company shall use all reasonable endeavours to procure that as soon as reasonably practicable following the issue of Ordinary Shares as a result of the exercise of an Option,

an application for those Ordinary Shares to be listed for quotation on the Australian Stock Exchange shall be made.

11.7	Any Ordinary Shares acquired upon the exercise of Options shall be subject to the Constitution of the Company from time to time in force.
11.7.1	Subject to Rule 11.4, Ordinary Shares to be issued following the exercise of an Option shall be issued within 30 days of the Exercise Date.

11.7.2	Subject to Rule 11.4, the Directors shall use their reasonable endeavours to procure that Ordinary Shares to be transferred following the exercise of an Option are transferred within 30 days of the Exercise Date.
11.8	Where there is any local legal restriction on the Option Holder holding Ordinary Shares, the Ordinary Shares may, at the determination of the Directors, be issued or transferred to a person determined by the Directors and held on behalf of the Option Holder.

12	ADJUSTMENT OF OPTIONS

12.1	Participation in new issues
12.1.1	An Option Holder may only participate in new issues of securities to holders of Ordinary Shares if :
(i)	the Option has been exercised; and

(ii)	an Ordinary Share has been issued and allotted in respect of the Option before the record date for determining entitlements to the new issue.
12.1.2	The Company must give to Option Holders, in accordance with the Listing Rules, notice of any new issue of securities before the record date for determining entitlements to the issue.
12.2	Adjustment for bonus issues of Ordinary Shares

If the Company makes a bonus issue of Ordinary Shares or other securities to existing shareholders of the Company (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment):
12.2.1	the number of Ordinary Shares which will be issued on the exercise of the Option will be increased by the number of Ordinary Shares which the Option Holder (or, if relevant, such other person as determined by the Directors in accordance with Rule 11.8) would have received if the Option Holder had exercised the Option before the record date for the bonus issue; and

12.2.2	no change will be made to the aggregate Option Exercise Price.
12.3	Adjustment for rights issues

If the Company makes an issue of Ordinary Shares pro rata to existing shareholders of the Company (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) the Option Exercise Price will be reduced in accordance with the Listing Rules.

12.4	Reconstructions

If there is any reconstruction of the issued share capital of the Company, then the rights of an Option Holder will be changed to the extent necessary to comply with the Listing Rules applying to a reconstruction of capital at the time of the reconstruction

13	ADMINISTRATION.

13.1	All notices under the Plan shall be in writing and, if to the Company, shall be either:
13.1.1	delivered in person to the Company Secretary; or

13.1.2	sent to the Company’s registered office for the time being (or to such other address as the Directors may from time to time specify); or

13.1.3	if the Directors allow, sent to the email address for the time being of the Company Secretary (or to such other email address as the Directors may from time to time specify),

and, if to an Option Holder, shall be either:

13.1.4	delivered personally to him at his place of work;

13.1.5	sent by first-class post to the Option Holder at the address which he shall give in writing to the Company for this purpose, or, failing any such address, his last home address according to the records of his employing company; or

13.1.6	sent to his office email address (or such other email address as he may from time to time specify).
13.2	All notices to the Company, however sent, shall be deemed to be served only upon actual receipt thereof by the Company Secretary or (as the case may be) at the appropriate address as determined above. Notices to the Option Holder shall, if delivered personally to him at his place of work, be deemed to be served upon such delivery and, if sent by first-class post to the appropriate address as determined above, shall be deemed to be served 48 hours (or seven days, if the address is outside Australia) after the posting to such address of a properly addressed and prepaid envelope containing such notice.

Notices sent by email shall be deemed to be served when receipt has been acknowledged.

Notices sent to the trustee may be delivered or sent by post to the registered office of the Company or to such place as the trustee may from time to time determine and notify to the Option Holders.

13.3	The Company must within a reasonable period give to each Option Holder notice of any change under Rules 12 or 15 to the Option Exercise Price of any Options held by the Option Holder or to the number of Ordinary Shares which the Option Holder is entitled to subscribe for or acquire by way of a transfer on exercise of an Option.

14	GENERAL

14.1	The Company shall procure that sufficient Ordinary Shares are available for transfer to satisfy all Options under which Ordinary Shares may be acquired.

14.2	The decision of the Directors in any dispute or question relating to any Option or this Plan shall be final and conclusive subject to the concurrence of the Auditors whenever required under the provisions of this Plan.

14.3	The Directors may at any time resolve to terminate this Plan, in which event no further Options shall be granted but the provisions of this Plan shall in relation to Options then subsisting continue in full force and effect.

14.4	The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination (whether in breach of contract or not) of his office or employment with any company for any reason whatsoever in so far as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlement.

14.5	If any option certificate or statement is worn out, defaced or lost, it may be replaced on such conditions as the Directors may require.

14.6	In any manner in which they are required to act under this Plan the Auditors shall be deemed to be acting as experts and not as arbitrators.

15	SHARE APPRECIATION RIGHT ALTERNATIVE

15.1	The Directors may at the Offer Date, in their discretion determine that an Option will not be satisfied by the acquisition of Ordinary Shares at the Option Exercise Price, but instead that the Option will be satsified by, subject to Rule 15.2, procuring the transfer to the Option Holder (or, if relevant, to such other person as determined by the Directors in accordance with Rule 11.8) of Ordinary Shares with a value equal to the Gain or by applying such value in the subscription of Ordinary Shares. If the Directors so determine, the Option Exercise Price shall not be payable, and if already paid, shall be repaid to the Option Holder

15.2	Where the Directors have exercised their discretion under Rule 15.1 in respect of an Option, the Option Holder may at the Exercise Date elect to receive a cash amount equal to the Gain instead of receiving Ordinary Shares with a value equal to the Gain or having such value applied in the subscription of Ordinary Shares, in which case the Company will, where permitted by law, comply with such a request, except that the Company or any relevant employing company will be entitled to withhold any amount and make any such arrangements it considers necessary to meet any liability to taxation or social security contributions in respect of the Option.

16	ALTERATIONS TO THIS PLAN

Subject to the Listing Rules, the Directors may from time to time amend any of these Rules or waive or modify the application of any of these Rules in relation to any Option Holder.

17	GOVERNING LAW

This Plan and all Options shall be governed by and construed in accordance with the laws of the State of Victoria, Australia.

18	LANGUAGE OF PLAN

The language of the Rules is English and in the event of any conflict the English language version will apply.

19	TERMINATION OR SUSPENSION OF THE PLAN

The Directors may terminate or suspend the Plan at any time, provided that termination or suspension does not affect or prejudice the rights of Option Holders at that time.